Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact:                  Rob Kukla, Jr.
December 15, 2011                                                                                              Director, Investor Relations
713-753-5082

Sharon Bolen
Director, Administration
713-753-7615

KBR ANNOUNCES THE ELECTION OF DIRECTOR

HOUSTON, Texas - KBR Inc. (NYSE:KBR) announced today the election of Jack B. Moore as member of the KBR Board of Directors, effective January 1, 2012.

Mr. Moore is Chairman, President and Chief Executive Officer of Cameron International Corporation. He was named President and Chief Executive Officer in April 2008 and became Cameron’s Chairman of the Board in May 2011. He became President and Chief Operating Officer in January 2007 and has been a Director of Cameron since 2007.  Mr. Moore joined Cameron’s Drilling & Production Systems group in July 1999 as Vice President and General Manager, Western Hemisphere, and was named President of this group in July 2002.

Prior to joining Cameron, Mr. Moore held various management positions with Baker Hughes Incorporated where he was employed for twenty-three years.

“Jack is an incredibly qualified executive whose leadership and international industry experience will make an immediate and positive impact to our Board,” said William P. Utt, Chairman, President and CEO of KBR.

Mr. Moore serves on the boards of directors of the American Petroleum Institute, the National Ocean Industries Association and the Petroleum Equipment Suppliers Association. He also serves in positions of leadership for the Greater Houston Partnership, Spindletop Charities, Memorial Drive United Methodist Church and The University of Houston C.T. Bauer College of Business Dean’s Executive Board.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

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